SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant |_|
Filed by a Party other than the Registrant |X|
Check the appropriate box:

[ ] Preliminary Proxy Statement         [ ] Confidential, for Use of the
[ ] Definitive Proxy Statement              Commission Only (as permitted by
[X] Definitive Additional Materials         Rule 14a 6(e)(2))
[ ] Soliciting Material Pursuant
    to Section 240.14a-11(c) or
    Section 240.14a-12

                           ICN PHARMACEUTICALS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                          Iridian Asset Management LLC
                                      and
                         Franklin Mutual Advisers, LLC
--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)
               Payment of Filing Fee (Check the appropriate box):

[X] No fee required

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ---------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

        ---------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined:

        ---------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

        ---------------------------------------------------------------

    (5) Total fee paid:

        ---------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount previously paid:

    -------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:

    -------------------------------------------------------------------

    (3) Filing Party:

    -------------------------------------------------------------------

    (4) Date Filed:

    -------------------------------------------------------------------

The following is the text of a letter first sent by Iridian Asset Management LLC and Franklin Mutual Advisers, LLC to shareholders of ICN Pharmaceuticals, Inc. on or about April 24, 2002.


    IRIDIAN ASSET MANAGEMENT LLC              FRANKLIN MUTUAL ADVISERS, LLC

         276 Post Road West                     51 John F. Kennedy Parkway
        Westport, Connecticut                    Short Hills, New Jersey


                                                                  April 24, 2002

Dear Fellow ICN Shareholders:

         Iridian Asset Management LLC and Franklin Mutual Advisers, LLC are institutional investment managers and shareholders, along with you, of ICN Pharmaceuticals. We own on behalf of our clients over 10% of the outstanding ICN shares.

         We have joined together to nominate and support the election of three highly-qualified directors, Richard H. Koppes, Robert W. O'Leary and Randy H. Thurman (the "Shareholder Nominees"), at ICN's annual meeting of shareholders which will be held on May 29, 2002. A copy of our proxy statement is enclosed.

         In October 2000, ICN announced a restructuring plan and another major ICN shareholder won certain agreements from ICN giving shareholders the means to exercise their voting rights effectively to enforce ICN's public commitments regarding the restructuring plan. Last May, ICN shareholders took advantage of that mechanism, choosing, by a resounding two-to-one vote, three directors nominated by shareholders over the slate of the Milan Panic-led ICN Board. ICN Shareholders sent a message in the strongest possible terms to ICN's incumbent management and Board.

         Unfortunately, we believe the past year has shown that the message fell on deaf ears.

         ICN may tell you that it has moved diligently and that its restructuring is "on track." We disagree!

         What little movement toward its restructuring ICN has made over the past year has been, in our view, insufficient and made only grudgingly against a background of persistent pressure from shareholders and the investment community.

         Importantly, we also believe the continuing presence of Milan Panic at the helm of the Company, his dismissive attitude toward shareholders and his controversial reputation are among the chief reasons ICN's market valuation lags those of its peers and fails to adequately reflect the Company's fundamentals. Most recently, Milan Panic was personally rewarded with a cash payment by the Company of almost $30 million, for completing what is merely a first step in the restructuring promised to shareholders 18 months ago.

         Substantially reducing the role Mr. Panic plays in the Company's management would, we believe, be one of the chief benefits of completing the restructuring of ICN as originally announced in October 2000. Recall that an SEC complaint is currently pending against Mr. Panic seeking an order barring him from acting as an officer or director of any publicly-traded company. In our view, the continuing role and influence of Milan Panic at ICN will be an urgent matter to be addressed by ICN's new Board.

         ICN may tell you that it is updating and revising its corporate governance policies.

         However, we believe you will share our profound skepticism and suspicion at the idea that ICN and its long-time Chairman, facing a proxy contest for the second year in a row and the prospect of a majority of shareholder-nominated directors, have suddenly and conveniently embraced the gospel of good governance. If nothing else, remember that ICN's Corporate Governance Committee in the five years 1997, 1998, 1999, 2000 and 2001 did not meet a single time.

         It is time for the shareholders, the owners of ICN, to take the next step envisioned in October 2000. ICN's shareholders deserve a Board whose allegiance to the best interests of ICN shareholders cannot be questioned. By electing our three Shareholder Nominees to the Board you can deliver a unmistakable mandate for real change at ICN supported by a Board committed and empowered to deliver that change.

     IRIDIAN ASSET MANAGEMENT LLC            FRANKLIN MUTUAL ADVISERS, LLC

     /s/ David L. Cohen                      /s/ David Winters

     David L. Cohen                          David Winters
     Principal                               President


                             Your Vote is IMPORTANT

                          We Urge You to Cast Your Vote
      "FOR" the Shareholder Nominees on the enclosed WHITE Proxy Card Today

    If you have any questions or need help voting your shares, please contact

                         [MacKenzie Partners, Inc. logo]

                            MACKENZIE PARTNERS, INC.
                               105 Madison Avenue
                               New York, NY 10016

                       email: proxy@mackenziepartners.com

                          Call Collect: (212) 929-5500
                          or Toll Free: (800) 322-2885
                            Facsimile: (212) 929-0308


                              IMPORTANT INFORMATION

In connection with their solicitation of proxies with respect to the 2002 annual meeting of stockholders of ICN Pharmaceuticals, Inc. ("ICN"), Iridian Asset Management LLC ("Iridian") and Franklin Mutual Advisers, LLC ("FMA") have filed with the Securities and Exchange Commission (the "SEC") a definitive proxy statement dated April 18, 2002, which is being disseminated to stockholders. Stockholders are advised to read the proxy statement as it contains important information. Stockholders may obtain a free copy of the definitive proxy statement and other relevant documents filed with the SEC from the SEC website at www.sec.gov. You may also obtain a free copy of Iridian and FMA's proxy statement by contacting MacKenzie Partners in the manner described above.